EXHIBIT 99.1

CORPORATE PARTICIPANTS
Brian Shipman Broadridge Financial Solutions, Inc. - Head of IR
Rich Daly Broadridge Financial Solutions, Inc. - President & CEO
Jim Young Broadridge Financial Solutions, Inc. - CFO & Corporate VP

CONFERENCE CALL PARTICIPANTS
David Togut Evercore ISI - Analyst
Chris Donat Sandler O'Neill - Analyst
Stephanie Davis JPMorgan - Analyst
Patrick O'Shaughnessy Raymond James - Analyst

PRESENTATION

Operator

Good morning, my name is Janeesha and I will be your conference facilitator. At this time I would like to welcome everyone to the Broadridge Financial Solutions first quarter fiscal year 2016 earnings conference call. (Operator Instructions). I will now turn the conference over to Brian Shipman, Head of Investor Relations. Please go ahead, sir.

Brian Shipman - Broadridge Financial Solutions, Inc. - Head of IR

Thank you. Good morning everyone, and welcome to the Broadridge quarterly earnings call and webcast for the first quarter of fiscal year 2016. This morning I am here with Rich Daly, our President and Chief Executive Officer, and Jim Young, our Chief Financial Officer.

I trust that by now everyone has had the opportunity to review the earnings release we issued this morning. The news release and slide presentations that accompany today's earnings call and webcast can be found on the Investor Relations page at Broadridge.com.

During today's conference call we will discuss some forward-looking statements regarding Broadridge that involve risk. These risks are summarized on slide number 2. We encourage participants to refer to our SEC filings including our annual report on Form 10-K for a complete discussion of forward-looking statements and the risk factors faced by our business.

Our non-GAAP fiscal year 2016 earnings results and fiscal year 2016 earnings results guidance exclude the impact of acquisition amortization and other costs. These costs are significant and we believe the non-GAAP information provided to investors offer a more complete understanding of Broadridge's underlying operating results. A description of any non-GAAP adjustments and reconciliations to the comparable GAAP measures can be found in the earnings release.

Rich Daly will start today's call with his opening remarks and will provide you with a summary of the financial highlights for the first quarter of fiscal year 2016 followed by a discussion of a few key topics. Jim Young will then review the financial results in further detail. Rich will then provide some closing thoughts before the Q&A portion of the call. Now I will turn the call over to Rich. Rich?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Thanks, Brian, and good morning, everyone. Let's begin on slide 4 with the key points we hope that you will take away from this call. We are off to a solid start in 2016 and we are positioned well for the rest of the fiscal year. Building on the momentum that we generated in fiscal year 2015 our performance was driven primarily by net new business as well as a healthy contribution from the acquisitions we made during fiscal 2015.

I am pleased with our results. Given our solid first quarter and the confidence we continue to have in our business, we are reaffirming our fiscal year 2016 guidance including recurring revenue growth of 10% to 12%, adjusted diluted EPS growth of 8% to 12%, and closed sales of between $120 million and $160 million.

We closed $17 million of sales in the first quarter in what has historically been a relatively light quarter. You may recall that last year we closed two large deals that bolstered the first quarter sales figures a year ago and make comparison not all that meaningful. Importantly, our sales pipeline is very strong and growing which positions us to achieve our full-year closed sales plan given our solid start in the first quarter.

In the past I have talked about how the Broadridge revenue model has evolved and how we are no longer relying on market-based activities for growth. Strong closed sales growth remains an important element of our strategy and I'm excited about our growth potential over the long-term.

I am pleased with how we are executing on our growth strategy and how our strategy has positioned Broadridge to achieve the three-year targets we set at our Investor Day last December. I am especially pleased with our sales and retention performance and our outlook for accelerated revenue growth in fiscal 2016. As a result I am as confident as ever that we will continue to deliver sustainable long-term, top quartile, total shareholder return over any multi-year period.

Let's move on to slide 5 which covers the financial highlights for our fiscal first quarter. Recurring revenues were up 10% in the first quarter, primarily due to net new business and a healthy contribution from the acquisitions we made during fiscal 2015. This growth is consistent with our full-year guidance. We reported adjusted diluted EPS of $0.33, 10% growth over the same period a year ago.

The solid start for the fiscal year, coupled with our confidence in the business, leads us to reaffirm our full-year guidance, including recurring revenue growth of 10% to 12%, adjusted diluted EPS growth of 8% to 12%, and closed sales of between $120 million and $160 million.

Turning now to slide 6 and looking at the business highlights. At this early point I would say that the fiscal year is off to a solid start and we are essentially right in line with where we expected to be. We expected to be doing well at this point because we are executing against a strategy that is thoughtful and comprehensive.

Foundational to our future success we recently rolled out One Broadridge, a go-to-market approach that is a unified presentation of our full value proposition, leveraging our strong client retention, culture and market centric focus. As part of this we have aligned our products with the four major client segments we service: asset management, capital markets, corporations and wealth management.

One Broadridge is not just a marketing slogan, it is the result of 18 months of collaboration between marketing, sales and the business units to roll out a comprehensive approach to most effectively go to market. We are now able to better present Broadridge's offerings to our customers with a unified approach. These efforts are a direct result of listening to our customers' feedback related to simplifying the number of business units selling into their organizations.

We continue to go to market with proactive consultant and thought leading strategies focused on increasingly complex needs of our clients. This is critical because our industry faces extraordinary challenges that will cause a continued evolution for how firms operate.

As we do more for our clients with a growing product portfolio we become even more critical within their organization, demanding continued operational excellence from Broadridge for our continued success.

Importantly, our expanding role in our client strategy and process improvement makes us much more successful during a renewal cycle because we are fostering deeper relationships with our clients as we become more critical to their business. Rest assured, we never lose sight of how important successful renewals are to supporting our long-term growth.

Our revenue growth, driven by client retention and sales performance over the last few years, are a proof point of a value we deliver and the demand for our products in the marketplace. It feels great to see the momentum these long-term efforts have created.

Our acquisition strategy has not changed. Only when it makes sense do we acquire new product and solutions through our tuck-in acquisition strategy. The successful execution of tuck-in acquisitions coupled with internal product development remains a core component of our growth strategy.

The acquisition portfolio in aggregate is tracking to a 20% internal rate of return to date and is contributing meaningful recurring fee revenue and EBITDA to Broadridge. Integrations of the acquisitions we closed during fiscal year 2015 are on track and we continue to expect those new additions to the product portfolio to become more meaningful contributors over time.

Most recently we closed on Thomson Reuters Lipper's Fiduciary Advisory and Competitive Intelligence Business unit now known as Broadridge Fund Information Services. Its primary business includes 15(c) board reporting, which helps fund boards understand and ultimately approve fund fees.

This acquisition also brings products that complement the access data solution suite by helping mutual funds with sales intelligence and enhances their marketing efforts to find new clients. Integration efforts are on track with solid initial sales and market receptivity to Broadridge as the new owner.

We also acquired TwoFour last year, now renamed Broadridge FX and Liquidity Solutions. This exciting addition to the portfolio provides software based front-to-back office solutions for foreign exchange processing and cash management to banks, broker-dealers and payment companies. That product is now on the Broadridge platform and we are selling the service alongside the broader product portfolio to large banks. TwoFour is exceeding our sales forecast and has a terrific pipeline.

The Wilmington Trust Retirement Services acquisition was our largest deal in fiscal year 2015. It was a true roll up for us and its integration with Matrix is on track. Wilmington Trust added $50 billion of assets under administration and expanded capabilities in the market for larger 401(k) plans. It also increased our nonqualified plan capabilities where we see a growing need. This acquisition is off to a good start and is performing well.

Finally, we acquired Direxxis in March of this year. The Direxxis platform provides unique analytic capabilities for wealth and asset management companies with increased marketing and sales effectiveness and has advanced social media tools built on a modular architecture.

Within weeks of closing the acquisition one of the top wealth managers in the world signed a large deal with us. They made it clear that they committed to Direxxis only after it became a part of Broadridge. This acquisition is performing very well as part of the Broadridge family.

These acquisitions or how we are investing your capital to enhance growth at Broadridge. We also continue to invest in opportunities for longer-term growth and continued market leadership, particularly through the three key trends of mutualization, digitization and data and analytics.

Many of the investments we are making in these areas are still very early and won't begin to generate returns for some time. But the underlying secular trends in these areas are what give us the confidence to continue to pursue the opportunities in front of us and also ensure Broadridge's long-term relevance. These investments align with the initiatives and strategies of our largest clients.

Finally, before I turn the call over to Jim I would like to give you a brief update on the SEC's proposed rules to require mutual funds to increase disclosure and to possibly provide funds the option of mailing a notice of the fund report's availability on a website instead of mailing a complete report to those investors that have not enrolled in e-delivery.

Let me repeat what we told you last quarter in that if this rule is adopted as proposed we estimate that the economics of Broadridge would likely be neutral to slightly positive.

I shared with you on our earnings call last quarter that Broadridge would be filing a comment letter, which we did file on August 11. Subsequent to that we were given the opportunity to meet with the Chair of the SEC, Mary Jo White, as well as her Chief of Staff and separately with other commissioners and staff members. We remain confident that the SEC will ultimately reach a conclusion that best informs and protects investors in the marketplace while making the process more efficient and cost-effective through the use of technology.

The SEC recently reopened this proposal for additional comments for an extended comment period through January 13, 2016 after the initial comment period closed in August. The potential rule change is still very much in a proposal stage and we would anticipate that it could take the SEC many months, possibly years, to finalize and adopt rules and to phase in their effective dates, including the impact, if any, on mutual fund mailings.

As anyone who has followed Broadridge knows, we are very experienced at successfully implementing regulatory changes. As always we will implement effectively and efficiently whatever new policy the SEC ultimately determines to be best for US investors and our capital markets. With that I will now turn the call over to Jim.

Jim Young - Broadridge Financial Solutions, Inc. - CFO & Corporate VP

Thank you, Rich. Good morning, everyone. Before reviewing slide 7 and the details of our results let me begin with some call outs.

First, our Q1 performance, with 10% recurring fee growth, 7% total revenue growth and adjusted EPS growth of 10% in the first quarter we are on track so far with our fiscal year 2016 plan with this relatively small quarter completed. As a reminder, the first quarter has historically accounted for less than 15% of full-year adjusted earnings. Based on the first quarter and our current outlook we reaffirm our full-year guidance.

Second, foreign-exchange. FX was a headwind in fiscal year 2015 and, as we discussed on the last call, is expected to continue to be a headwind in fiscal year 2016. We estimated that FX would be a drag to revenue and earnings growth by 1 percentage point for the full year. However, in the first quarter FX had a greater impact than we anticipated with an almost 2 point hit to revenue growth about a 5 point hit to adjusted earnings growth. So we are watching rates closely. More current forward rates are reflected in our reaffirmed guidance.

Third, debt levels. I will continue to update you on where we are given our stated plans to target a 2 to 1 adjusted debt to EBITDAR ratio. With $734 million in debt as of September 30, we ended the quarter at an adjusted debt to EBITDAR ratio of 1.8 times, up from the 1.7 times we reported last quarter. We did not repurchase any shares this quarter other than those from the use of proceeds from options exercised.

Fourth, our income statement presentation. As discussed on our call in August, we have added an operating income metric to our income statement and will anchor our margin discussion and guidance on adjusted operating income where we add back acquisition amortization and other deal-related costs. You will see this new presentation in our first quarter 10-Q. Again, the goal is to conform more closely to the presentation of many of our peers and make it easier to understand our core operating performance.

I will now review our first quarter performance in more detail moving to slide 7. This table shows the components of our 10% recurring fee growth and 7% total revenue growth in the first quarter. Net new business contributed 4 points to recurring fee growth as we began to convert sales from our record closed sales in fiscal year 2015.

Higher trading revenues from elevated volatility and increases and other miscellaneous revenue items in GTO, along with position growth in ICS, drove 2 points of internal growth. The fourth fiscal year 2015 acquisitions which closed in the second half of the year are still analyzing and contributed 4 points of the 10% recurring revenue growth.

Moving down to total revenue growth, the 10 points of recurring revenue growth translate into 6 points of total revenue growth. Event driven was up 9% and added 1 point of growth. Growth in distribution revenue from increase in fiscal communications contributed 2 points of revenue growth. You can also see the continued impact of FX year-over-year, the 2 points of drag that I mentioned earlier.

Finally, the adjusted operating income margin was 11.5%, up 10 basis points from a year ago. This margin performance is in line with our expectations and consistent with the seasonally lower first quarter revenue. We still expect the adjusted operating margin to be around 18.4% for the full year.

Moving to slide 8 and our segment results. In the Investor Communication Solutions, our ICS business, recurring fees grew 10%. Acquisitions were the biggest driver accounting for 7 points. As a reminder, three of the four fiscal year 2015 acquisitions are in the ICS business. Those are: Direxxis, Wilmington Trust Retirement Services and Thomson Reuters Lipper's Fiduciary Advisory Competitive Intelligence Unit, now called Broadridge Fund Information Services.

Net new business was the second largest driver as we continue to onboard recent sales. Internal growth was slightly dilutive to revenue growth on weaker post-sale volumes. Position growth contributed to the 10% recurring growth as mutual fund interims grew 6% and stock record growth was 2%. These growth rates are down from the full-year fiscal year 2015 growth rates of 8% and 7% respectively. Recognizing the stock record growth matters most in the fourth quarter.

Event driven revenues were up 9% on more equity proxy specials which refer to stockholder meetings outside of the normal annual meeting cycle and are usually driven by special events such as a merger or acquisition requiring approval of stockholders. We also saw an uptick in corporate actions, communications on increased reorganization activities.

That 10% contraction in earnings before income taxes reflects higher IT and other operating cost and the impact of the FY15 acquisitions which include the amortization expense associated with the acquisitions. As we discussed last quarter, these acquisitions will be dilutive to ICS' earnings before income taxes which is not adjusted for acquisition amortization.

GTO revenues grew 9% on healthy net new business as ongoing conversion of sales contributed 4 points of revenue growth. As I cited earlier in discussing Broadridge's overall results, higher trading revenues from elevated volatility and increases and other miscellaneous revenue items accounted for 4 points of internal growth in GTO.

Equity trades were up 8% and fixed income trades were up 4%. As perspective, these growth rates compared to 3% for the full fiscal year 2015 for both equity and fixed income trades. GTO earnings grew 17% on a 9% revenue growth and margin expansion of 130 basis points to 17.2%.

Moving to slide 9 and our guidance. We are reaffirming our fiscal year 2016 guidance across all metrics. In closing, I will provide a bit of perspective on where we stand at this point in the year. Most importantly, we are very early in our earnings cycle. The first quarter has historically accounted for less than 15% of full-year adjusted earnings. And our first two quarters combined, like past years, are expected to account for less than 25% of the full year's adjusted earnings.

Specifically to this first quarter we benefited modestly from some market activities that may not repeat themselves. And as I mentioned earlier, foreign exchange rates appear to be negatively impacting earnings more than we anticipated. But we also see other market factors that generally remain positive.

So as we consider these factors and the other risks and opportunities in our outlook we believe we are on track to deliver our guidance including 10% to 12% recurring fee growth and 8% to 12% adjusted earnings per share growth. We also remain committed to our three-year objectives including recurring fee growth of 7% to 10% and earnings growth of 9% to 11%. Now back to Rich.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Thanks, Jim. Please turn to page number 9 for my summary wrap-up. I am pleased with our fiscal first quarter results. At this early point we're essentially right in line with where we expected to be.

As Jim pointed out, due to the seasonal nature of our business, our first two quarters' earnings historically contribute disproportionately less to our full-year results than the second half of the fiscal year. We also continue to be well aligned with our three-year goals, which I assure you means that at Broadridge our leaders will also be looking beyond the next quarter and the next year.

Recurring revenue momentum has continued driven by net new business and healthy contributions from the acquisitions we made during fiscal 2015. Our sales pipeline continues to grow and our closed sales performance in the first quarter was solid. Going forward we are well positioned for continued success and I am confident in our ability to execute on our growth strategy.

We are not relying on revenue from market-based activities to fuel our growth. The benefits of our One Broadridge strategy are already being felt and we will introduce new products when client demand or opportunity enables it. This will drive continued growth over the long-term.

In pursuing the opportunities ahead of us we have identified three major macro trends -- mutualization, digitization and data and analytics -- that we believe are both disruptive and transformative to the industry. Each of these brings unique challenges for our clients, challenges that Broadridge, with its decades of experience and unique vantage point at the center of the financial services industry, is well-positioned to address.

To leverage these opportunities we have utilized our strong client relationships to understand their changing needs. We also continuously invest in our products and capabilities, either by developing solutions in-house, through strategic partnerships or through acquisition. We are focused on continuing to add growth in our business across these three trends and we've been doing just that.

Enabled by these key trends we believe that there are multiple paths to achieving our long-term objectives. As I said previously, we remain confident in our business. That confidence coupled with the first quarter performance enables us to reaffirm our full-year 2016 guidance.

For the long term we also remain well-positioned to execute our growth strategy. Our performance enables us to have continued confidence in our ability to generate sustainable top quartile stockholder returns over any multi-year period. With that I will turn the call back to Janeesha the operator and we look forward to your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). David Togut, Evercore ISI.

David Togut - Evercore ISI - Analyst

Rich, could you provide a little bit more detail on the new business pipeline, where you see strength from a services standpoint? And if you could give us some nuance on large deal-related demand, i.e., over $5 million versus more of the singles and doubles.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Sure. David, as you and I have talked about in the past, one of the things I do find so exciting is the traditional products have continued to hold their own. But because of the focus that we put on the emerging and acquired, that has really put us in a position now to have a broader product set that enables us to control our destiny without relying on the market based activities.

So the examples I tried to show just with the truck-ins from last year -- the Direxxis deal was not insignificant in that we are talking about one of the largest if not the largest wealth managers on the planet, is looking at this technology and what this technology will do to enable their FCs to be far more effective in getting in front of the right customers or the right potential customers to grow and drive their business.

I also tied together, Dave, how these pieces play off of one another and I tried today to talk about not only is it the new business but the impact on the renewals.

As we continue to do more for our clients, not only help them and what we traditionally did in regulatory mandatory activities, but now helping them grow their business, the dialogues of a One Broadridge approach to go in there and show them the full suite we can use to help them be both really a trifecta -- more cost-effective, meet regulations better with more transparency, and then on top of that help them grow their business has really given us great confidence.

Then under the direction of Chris Perry where he is really tying all this together for us by that common go-to-market approach, I'm particularly excited by these activities.

Now, Dave, the good news is, even though I am really hoping to announce some larger deals and we have got some good activity with larger deals, and I would say -- when I say good, at least in line with anything in the past -- it is really all of these projects though that give me the confidence that we can meet the guidance expectations but, more importantly, the long-term growth goals.

Because we are not relying on a single deal or a single big deal or a couple of big deals. It is a combination of a broad product portfolio broken out by the asset categories we talked about, as well as within there there are some deals that can actually on their own move the needle a little.

So, I specifically said that the pipeline is as strong as ever. Before we say that we actually go out and do the math. And Jim holds me accountable to that. And the math feels good in terms of that pipeline as well.

David Togut - Evercore ISI - Analyst

Got it. And then shifting gears over to Accenture and your JV with them. Where do you stand with respect to the launch of the Soc Gen contract? And you've mentioned there is another signing you have out there, you haven’t named the client. But what is the timing on the second contract starting up as well?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Okay. So in terms of the London activities, we are very close. And it feels great but let's be clear, doing transformative things like this are not for the faint of heart. Broadridge is an organization that uniquely has the capabilities to understand and execute something of this complexity.

We are very excited to go live in London, the second client will be right in line or right behind that. And we think that there is a pent up demand of people looking to see that launch and see that launch go successfully. You have early adopters and then you have a market that we believe will be very intrigued by this, particularly when they see it live. So, I am very proud of what the organization did to successfully execute this where we are just about at the finish line.

David Togut - Evercore ISI - Analyst

Understood. And then final question on investment spending. How should we think about investment spending flowing through the P&L as we go throughout this year? Is it more back end weighted?

Jim Young - Broadridge Financial Solutions, Inc. - CFO & Corporate VP

This is Jim. It's probably slightly back end weighted. We are trying to smooth that out. But if you need one direction it would be more to the back half.

David Togut - Evercore ISI - Analyst

Understood. Thank you very much.

Operator

Chris Donat, Sandler O'Neill.

Chris Donat - Sandler O'Neill - Analyst

Just wanted to circle back one thing on the closed sales, Rich. Like I understand your confidence in the pipeline and reaffirming the guidance. But just when we look at the first quarter and think about your guidance for closed sales of $120 million to $140 million of the year were below that. But that is a typical seasonal factor for you, right, for your first quarter? Is that a good way to think about it?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Chris, you are absolutely right. The $120 million to the $160 million -- the first quarter is never going to be a great barometer for that. There have been I believe twice in our history where either we had deals that we had hoped to close in the fourth to drag into the first quarter or we had an anomaly once early in the year as well, I believe.

But the reality is that as much as Chris Perry and Tim Gokey and I are looking at all the organization accountable, the summer is the summer. And even though I am highly confident that our people are out there on the pavement every day, it is very tough to get the client to, one, agree to the deal, and then two, get it through their organization, meaning legal, compliance, etc., in the summer months.

So there is a seasonality to that. Broadridge, for whatever reason, which Chris is determined to break and my cardiologist is appreciative of it, has always been a fourth-quarter -- or historically been a very, very strong fourth-quarter player. We certainly want to smooth out more over the last three quarters than historical, that is aspirational. And I guess it is a medical aspiration as well.

Chris Donat - Sandler O'Neill - Analyst

Okay. And then just one question on the foreign currency exposure for Jim. Can you give us which like sort of your main currency exposures on the revenue side and expenses? Am I correct that it is sort of euro, pound, Canadian dollar on revenue but Indian Rupee on expenses?

Jim Young - Broadridge Financial Solutions, Inc. - CFO & Corporate VP

Yes, Chris, you got it right. And probably in order more the Canadian dollar and the UK pound on a revenue basis. And then, as you said, the Rupee is big on expenses. In fact, it's probably some of the relief that we haven't gotten that often serves as a hedge and really hasn't proven to be in this period, but you got the currencies right.

Chris Donat - Sandler O'Neill - Analyst

Okay, got it. Thank you.

Operator

(Operator Instructions). Stephanie Davis, JPMorgan.

Stephanie Davis - JPMorgan - Analyst

Just a quick one on recent consolidation in the space. Could you talk to any changes or any unexpected changes that you are thinking about the competitive landscape as this happens?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Stephanie, as Broadridge has evolved to be providing far greater breadth of product, consolidation is something that historically has always had ups and downs for us. But if you look at the bulk of our revenue in the communications business, consolidation doesn't change (inaudible) investors and has a relatively minor impact on the number of positions, because even when two firms consolidate they don't consolidate the accounts for a long, long time and in most cases if ever.

So we don't think about consolidation all that much in the communication space. As Broadridge continues to prove that if you're going to mutualize costs, we really are the only one that has done that with any meaningful degree. So, for example, on our BPO we have 31 firms on that platform right now.

So, as I look at consolidation going forward there is always the risk that a firm not on our platform will be the acquirer and they won't move onto our platform. But generally speaking as we diversify the product set, if you are acquiring a firm that is relying on our apps and getting value from them, from the functionality we provide, there is a pretty good chance that we would be able to transform -- or transfer that functionality need to the acquirer as well.

So, I will tell you, Stephanie, though, right now I am thinking far more as in every day including yesterday and including meetings yesterday about how Broadridge can play a lead role in utility type dialogs versus the traditional issues of industry consolidation.

Because the bottom line is that consolidation is going to be driven by what is the bigger driver for us which is the need to take cost out because margins are down, spreads are down, capital constraints are brutal and the need to take the clearance and settlement processes we know today and make it more efficient I believe is a meaningful opportunity for Broadridge.

Given the market position we have with the number of people on our BPO and the APTP fee activity and other activities we are doing around the rest of the globe, I think the things that would drive consolidation which is really the cost play still positions Broadridge very, very strongly as an entity to look at, including at JPMorgan.

Stephanie Davis - JPMorgan - Analyst

Always good to hear that utility shift. As a follow-up to that, how is the recent acquisition of one of your GTO peers impacting your M&A pipeline? Are there any opportunities in that?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Yes, we have a high regard for -- I believe you are referring to SunGard/FIS. Is that correct?

Stephanie Davis - JPMorgan - Analyst

That is correct.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Okay. We have a high regard for the managements of both organizations. Their strategy is different than our strategy. And we have a tuck-in view where we believe that getting the organization, getting it onto our platform, giving it industrial-strength reliability and going to market much stronger is a strategy that now is proven for us. And most importantly, we think it is a strategy that gives us long-term control of destiny without requiring a big bank transaction.

The Direxxis example of where once we owned it, literally within weeks that larger -- or the largest wealth manager in the world came onto our platform. So, it is difficult for me to comment on their strategy, so I am going to refrain on that. There is a lot of ways that people can create value. Our way is the focus on tuck-ins and to continue to execute on providing more product and extraordinary service to our clients.

Stephanie Davis - JPMorgan - Analyst

All right, and one last one for me. I just noticed the step down in organic emerging and acquired growth this quarter. Could you walk us through the puts and takes driving that?

Jim Young - Broadridge Financial Solutions, Inc. - CFO & Corporate VP

Yes, Stephanie I think as you look at -- as we've brought on acquisitions, obviously we have had lower growth, you should see the contribution from the new acquisitions that are annualizing that I talked about that contributed about 4 points of our growth.

So there is no slow down in these businesses. If anything we are really watching it on the sales front where, as Rich mentioned, we are seeing a really nice uptick in emerging and acquired. So, to the extent there is any perceptible change in growth rate on the E&A side, there is really not a trend to speak of. Again, as we look at the sales trend we’re very encouraged by that performance and the momentum there.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

And, Stephanie, as a follow up to that, we went from it being about 10% of our growth to -- Jim, fine-tune it as you need to -- about 35% of our growth now and we like the trend and we think the trend is going to continue. But it fits into not relying on market-based activity.

So, I am not here telling you our dog ate the homework or something like that. But that we are going to control our destiny through creating product ourselves and when the economics are there, the strategy is there and it meets that strong criteria we have, including the 20% IRR, to do that tuck-in acquisition.

Stephanie Davis - JPMorgan - Analyst

All right, thank you for taking my questions, guys.

Operator

(Operator Instructions). Patrick O'Shaughnessy, Raymond James.

Patrick O'Shaughnessy - Raymond James - Analyst

A question for you about the competitive landscape and the proxy world. I saw a couple weeks ago that RR Donnelley expanded their relationship with Mediant and certainly RR Donnelley has a lot of scale. So, how do you view the competitive landscape in that part of your business?

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Well, Patrick, when you start something in an extra bedroom and it gets to be as big as what our communications business is, it is almost like protecting your children -- you can never do enough. So, on the one hand my entire career, and nothing is going to change on that, I always remain in a state of healthy paranoia. Some people that work for me don't think it is all that healthy at times. But that is a matter of perspective.

With that said, the communications business is a technology business; it is about taking digital to the next level. The scale of who can get paper into envelopes is from my point of view a relatively insignificant part of that business. There are so many things we do with over 10 million lines of code to make that process work, to make it compliant including SSAE 16s, including aligning with the NIST cyber security framework, including being ISO-27001 capable from a cyber security certification point of view.

I read about it, it appeared to be a relatively insignificant investment that was being made. Again, I'm not going to comment on a competitive strategy, we take competitors very, very seriously. But in order to successfully compete in this business it has nothing to do with about getting paper in an envelope which we are better at than anyone.

It is about converting the 65% of that paper we did into a non-paper format. It is about providing voting results that enable activities like the DuPont election or the BofA elections within literally seconds of the polls closing for people that know exactly where their vote stands.

And so, it is going to be technology driven and going forward it is going to be digitally driven with the things like Fluent and Inlet creating an experience for investors that's seamless into the other activities of their lives. So, I take competition seriously. Nothing is going to change based on who does what by putting paper in envelope. The future is going to be tied to digital. And the future right now is who can protect customers' data better and no one protects customer data better than Broadridge.

Patrick O'Shaughnessy - Raymond James - Analyst

Got it, appreciate that. And then a follow-up question for me on the GTO side of things. I guess given the market volatility spike that we saw during the quarter I would've expected your equity trade revenue to be up maybe a little bit more. And conversely I think we saw a really nice jump in your non-transaction other equity services revenue. What is going on there? Are you guys continuing to switch more people into non-transaction-related contracts and that is kind of what we saw during the first quarter?

Jim Young - Broadridge Financial Solutions, Inc. - CFO & Corporate VP

Yes, Patrick, this is Jim. On the trading side of things, obviously 8% was good growth on that side. As you know, we don't always track to other broader indices that you may follow. So, given our historical trend 8% was noteworthy. But keep in mind, we like this growth. That as you know we transitioned more of our contracts to more fixed fee relationships. So we are moving some of the dependence on that trading volume. So a decent amount of growth.

And on to your question about other equity services. There is a number of items going on. In particular to give you a flavor, one of the things that Chris Perry and the team are doing are investing more resources against certain professional services engagements which both drive nice revenue growth at a higher margin, but also position us more strategically with a lot of our clients. So, we may be seeing some of that activity and that growth in other equity services.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Patrick, I want to add one thing on top of that as well. When you are on a long-term journey to create sustainable value like we are, the way we reposition the business by moving more of the revenue to recurring as well as to take away the importance or to make less important the volatility up or down for our clients, this is really proving that to be successful.

And as much as I would like a nice quarter's bump from anything, it is not going to matter in our ability to create long-term value. And it is not going to change that ability up or down to create long-term value.

So, where we position the business right now in terms of making the revenue and GTO more stable, as well as having very strong stability of the communications business, coupled with our focus on the long-term to drive more revenue through new products in the emerging and acquired area, is exactly where we want to be for the long-term.

That is not to say that we can have -- we won't have at some point market activity that slightly down ticks us. I will always prefer to have it slightly uptick us but in terms of our focus on commitment to create long-term sustainable value over any multi-year period, the way we positioned the business, although not perfect, puts us in a far better position to have a pretty straight journey path as long as we continue to execute to create that value sustainably over multi-year periods.

Patrick O'Shaughnessy - Raymond James - Analyst

Got it, thank you.

Operator

And there are no further questions at this time.

Rich Daly - Broadridge Financial Solutions, Inc. - President & CEO

Okay. Well, as you heard in the first quarter here, it is business as usual at Broadridge. We are very excited where we are, we are very excited where we are versus the three-year guidance we provided you last December. We are very excited where we are as it relates to this year's guidance for fiscal 2016.

We would really welcome the opportunity to meet with you on Monday, November 16 for an investor luncheon at our 1 Park Avenue, New York City office. We will always welcome hearing your thoughts and comments and questions.

At Broadridge we really do feel good about where we are and where we are going. So, it is pretty easy for us today to choose to have a great day, I hope you do the same. Thanks so much.

Operator

This concludes today's call. You may now disconnect.